Exhibit 10.7

DATED: 19 November 2025

COOLBIT TECHNOLOGIES LIMITED
(the "Company")

and

MR. CHEUNG SZE WAH SAM
(the "Executive")

SERVICE AGREEMENT

THIS AGREEMENT is made on 19 November 2025

BETWEEN:

(1) **Coolbit Technologies Limited** ,a company incorporated in the Cayman Islands, whose HongKong address is situate at **Room 1506, 5th Floor, Wing On Centre**, **111 Connaught Road Central**, HongKong (the "**Company**"); and

(2) **SZE WAH SAM CHEUNG,** (the "**Executive**").

NOW IT IS AGREED as follows: -

1. INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires:

"Agreement"	means this Agreement;
"Appointment"	means the appointment of the Executive as an **Executive Director of the Board** of the Company as provided in Clause 2;
"Board"	means the board of directors for the time being of the Company or the directors present at any meeting of the Board duly convened and held;
"Business"	means all the business and affairs of the Group from time to time;
"Confidential Information"	in relation to the Business, all information, know-how, trade secrets and records (in whatever form held), including (without limitation) all formulae, designs, specifications, drawings, data, manuals and instructions, customer and price lists, business plans and forecasts, technical or other expertise and computer software, accounting and tax records, correspondences, orders and enquiries which are confidential or not generally known;
"Contract Period"	means the period set out in Clause 3.1 and "**Contract Year**" shall mean any of the 12-month periods during the Contract Period, in each case commencing on the Effective Date or its

anniversary;

"Effective Date"	means **<u>19 November 2025</u>**;
"Group"	means the Company and its subsidiaries;
"Material Interest"	means (i) the holding of any position as director, officer, employee, consultant, partner, principal or agent or (ii) the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any recognised stock exchange;
"Cayman Islands"	means the Cayman Islands, a British Overseas Territory;

1.2 References to Clauses, Sub-Clauses, and Schedules are references to clauses, sub-clauses and schedules of and to this Agreement.

1.3 Headings are for ease of reference only and shall not affect the construction of this Agreement.

1.4 References in this Agreement to the singular shall, where the context so requires, be deemed to include references to the plural and vice versa and references to any of the masculine feminine and neuter genders shall include the others of them.

1.5 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.6 Words and phrases defined in the Companies Act (As Revised) of the Cayman Islands shall, where the context so admits, have the same meanings when used in this Agreement.

1.7 This Agreement shall be binding on and enure to the benefit of the parties' successors in title permitted assignees and representatives.

2. APPOINTMENT

2.1 The Company appoints the Executive and the Executive agrees to serve the Company as an **Executive Director and President** , subject to and upon the terms set out in this Agreement.

2.2 The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties in Clause 4.

3. TERM OF THE APPOINTMENT

3.1 Subject to Clause 8, the Appointment shall be for a fixed term of three (3) years commencing from the Effective Date (inclusive of the dates on which such period commences and ends), provided always that:

(A) The term of Appointment is deemed to be renewed automatically for successive terms of one (1) year each, unless and until terminated in accordance with Clause 8 below;

(B) Notwithstanding any other provisions in this Agreement, the Appointment may be terminated in accordance with Clause 8 below; and

(C) Notwithstanding any other provisions in this Agreement, the Appointment is deemed to be terminated without any notice or payment-in-lieu requirements on the part of the Company, if the Executive is not re-elected as a director or is removed from directorship by the shareholders of the Company in general meeting or is otherwise vacated in accordance with the provisions of the Company's Bye-laws.

4. EXECUTIVE'S DUTIES

4.1 The Executive shall:

(A) serve the Company in the capacity of Executive Director , with responsibility for the overall management and supervision of the Company;

(B) subject as otherwise provided herein or unless with the prior agreement of any other executive director of the Board, devote substantially all of his time and attention to the discharge of the duties of his office as an Executive Director of the Company and other positions within the Group as may be required by the Company;

(C) faithfully and diligently perform such duties and exercise such powers in relation to the Group as are consistent with his office and use his best endeavours to promote and maintain the interests and reputation of the Company and of any member of the Group;

(D) in the discharge of such duties and in the exercise of such powers, observe and comply with:

(i) the Memorandum of Continuance and Bye-laws of the Company from time to time,

(ii) all reasonable and lawful resolutions, regulations and directions from time to time made or given by the Board,

(iii) every rule of law and regulation applicable to any member of the Group and to the Executive;

(E) in pursuance of his duties hereunder perform such services for any member of the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require and to comply with all and any lawful directions and instructions from time to time made or given to him by the Board according to best of his skills and ability;

(F) not at any time make any untrue or misleading statement relating to the Company or any member of the Group;

(G) at all times keep the Board promptly and fully informed of all business of the Group for which he is responsible; and

(H) carry out his duties and exercise his powers jointly with any director of the Company or executive as shall from time to time be appointed by the Board to act jointly with the Executive.

4.2 The Executive shall work in any part of the world which the Board may from time to time require for the proper performance and exercise of his duties and powers under this Agreement.

4.3 The Executive shall if and so long as he is so required by the Company:

(A) carry out the duties of his office on behalf of any member of the Group;

(B) act as director, officer or employee of any member of the Group; and

(C) carry out such duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company.

4.4 The Executive shall use his best endeavours to ensure that the Company complies with all legal and regulatory requirements during the performance of his duties as director, including those required under the Companies Act (As Revised) of the Cayman Islands, the listing rules, the applicable takeovers and share repurchase rules of the jurisdiction of the Company's primary listing, the Memorandum of Continuance and Bye-laws of the Company and all other applicable laws, rules regulations, guidelines and practice notes which are binding on or applicable to the Group.

5. REMUNERATION AND REIMBURSEMENT

5.1 During the continuance of the Appointment, unless subsequently adjusted by the Board, a director's remuneration of **USD 5,000** per month , payable by the Company pursuant to the Appointment under this Agreement, provided that nothing in this Agreement shall prevent the Company and/or any member of the Group from paying the Executive any other salary and/or other benefit under any other employment contract entered or to be entered into between the Group and the Executive.

5.2 The Compensation shall be reviewed by the Board and/or the Remuneration Committee of the Company (the "**RC**") from time to time as the Board and the RC shall think fit provided that such review shall not lead to any reduction of the Compensation set out in Clause 5.1. The Executive shall abstain from voting whether at Board or RC level in relation to the determination of his own Compensation.

5.3 The Company shall reimburse the Executive for all reasonable out-of-pocket expenses (including entertainment, subsistence and traveling expenses) incurred by the Executive in the proper performance of his duties hereunder PROVIDED THAT such expenses shall be evidenced in such manner as the Board may reasonably require.

5.4 The Executive shall be entitled to participate in such medical and life insurance policies (if any) offered by the Company subject always to the rules of the relevant scheme from time to time in force. The Executive shall be entitled to participate in the Company's discretionary annual bonus scheme. Any bonus paid by the Company is of a gratuitous nature and shall be determined by the Board of Directors in its sole and absolute discretion by reference to many factors including the performance of the Executive and the Company's financial performance.

5.5 The Company may offer share options or awards (if any) to the Executive pursuant to the terms and conditions of any share option or award scheme adopted by the Company.

5.6 The Executive shall be entitled to participate in the Mandatory Provident Fund Scheme in accordance with the Mandatory Provident Fund Scheme Ordinance.

5.7 Notwithstanding anything contained herein, the Executive shall abstain from voting and shall not be counted in the quorum in respect of any resolution regarding the amount of compensation, monthly salary, allowance, bonus and any other benefits to the Executive.

6. INVENTIONS AND OTHER INDUSTRIAL OR INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

6.1 The parties foresee that the Executive may make inventions or create other industrial or intellectual property in the course of the performance of his duties hereunder and agree that the Executive shall keep confidential all such inventions or other industrial or intellectual property save to the extent that the same are in the public domain other than through disclosure attributable to or permitted by him.

6.2 Any invention or improvement or design made or any process or information discovered or any copyright work or software or trade mark or trade name or get-up relating to the Business created by the Executive during the continuance of the Appointment (whether or not capable of being patented or registered and whether or not made or discovered in the course of the Appointment) in conjunction with or in any way affecting or relating to the Business or capable of being used or adopted for use therein or in connection therewith, shall forthwith be disclosed to the Company and shall belong exclusively to the Company.

6.3 The Executive shall not use any of the aforesaid invention, design or intellectual property owned or used by the Group otherwise than for the purposes of the Business.

6.4 The Executive shall, if and whenever required to do so by the Company, and at the expense of the Company, apply or join with the Company in applying for letter patent or other protection or registration for any such invention or improvement or design made or any process or information discovered or any copyright work or software or trade mark or trade name or get-up relating to the Business created as aforesaid which belongs to the Company and shall at the expense of the Company execute all instruments and do all things necessary for vesting the said letter patent or other protection or registration when obtained and all rights, title and interest in and to the

same in the Company absolutely and as sole beneficial owner or in such other person as the Company may specify.

6.5 The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any such instrument or do any such thing and generally to use his name for the purpose of giving to the Company the full benefit of this Clause and a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case and any third party shall be entitled to rely on such certificate without further enquiry.

6.6 The Executive shall not at any time during the term of the Appointment or after the termination of the Appointment without limit in point of time:

(A) use or cause, permit or suffer to be used any Confidential Information for his own purpose or for any purpose other than that of the Group; or

(B) divulge or communicate or cause, permit or suffer to be divulged or communicated to any person any Confidential Information, save to those of the employees or officials of the Group whose province it is to know the same; or

(C) through any failure to exercise all due care and diligence, cause or permit or suffer to be caused any unauthorised disclosure of any Confidential Information, including (without limitation):

(i) relating to the dealings, organisation, business, finance, transactions or any other affairs of the Group or its clients or customers; or

(ii) in respect of which any such company is bound by an obligation of confidence to any third party; or

(iii) relating to the working of any process or invention which is carried on or used by any company in the Group or which he may discover or make during the Appointment, including anything which by virtue of Clause 9.3 becomes the property of the Group,

provided that these restrictions shall cease to apply to any information or knowledge which (otherwise than through the default of the Executive) has become available to the public generally or otherwise required by law or any applicable legislation to be disclosed.

6.7 Since the Executive may obtain in the course of the Appointment, by reason of services rendered for or offices held in any other company in the Group, knowledge of the Confidential Information of such company, the Executive hereby agrees that he will at the request and cost of the Company or such other company enter into a direct agreement or undertaking with such company whereby he will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such company may reasonably require for the protection of its legitimate interests.

7. PAYMENTS DURING ABSENCE ON MEDICAL GROUNDS

7.1 The Company shall continue to pay the Executive his remuneration during any period of absence by the Executive on medical grounds up to a maximum of thirty (30) days in any period of twelve (12) consecutive months provided that the Executive shall, if required, supply the Company with medical certificates covering his period or periods of absence.

7.2 The Company may at its expense at any time, whether or not the Executive is then absent on medical grounds, require the Executive to submit such medical examinations and tests by doctors nominated by the Company and the Executive hereby authorises such doctors to disclose to and discuss with the Company and its medical advisers the results of such examinations and tests.

8. TERMINATION OF THE APPOINTMENT

8.1 The Appointment may be terminated by either party giving to the other not less than one (1) month's notice in writing to determine the same. The Company may at its sole and absolute discretion pay a proportionate amount of the Compensation in lieu of any required period of notice.

8.2 Notwithstanding any other provision of this Agreement, the Company shall (without prejudice to the other rights and remedies of the Company hereunder) be entitled to terminate the Appointment without any compensation to the Executive and without notice if the Executive shall at any time:

(A) be guilty of any grave misconduct or willful neglect in the discharge of his duties provided for hereunder;

(B) become bankrupt or have a receiving order made against him or suspend payment of his debts or compound with his creditors generally;

(C) cease to be a director if he resigns his office by notice in writing to the Company or if the fixed term of appointment expires without renewal or if he is not re-elected as a Director upon a retirement by rotation;

(D) become of unsound mind or die;

(E) absent himself from meetings of the Board during a continuous period of six (6) months without special leave of absence from the Board and the Board passes a resolution that he has by reason of such absence vacated his office;

(F) become prohibited or disqualified from acting as a director of the Company under any applicable law or is publicly censured or criticised by the Stock Exchange or SFC and the Board is of the reasonable view that retention of office by him is prejudicial to the interest of the Group or shareholders of the Company as a whole;

(G) be guilty of conduct tending to bring himself or any member of the Group into disrepute;

(H) be prohibited by law from fulfilling his duties provided for hereunder;

(I) be convicted of any criminal offence (other than an offence which in the reasonable opinion of the Board does not affect his position as director of the Company);

(J) persistently refuses to carry out any reasonable and lawful order given to the Executive by the Board in the course of his appointment or persistently fails to attend to such reasonable and lawful order diligently; or

(K) is removed from office by notice in writing served upon him at his last address signed by not less than two-thirds in number (or, if such number is not a round number, the nearest smaller round number) of the Directors (taking into account of himself in counting the number) then in office.

8.3 The Company may, if it is advised that it is not entitled under the applicable Employment laws of the Cayman Islands to terminate this Agreement by immediate notice pursuant to Clause 8.2, terminate this Agreement upon the occurrence of any of the events specified in that Clause by seven (7) days' notice in writing served on the Executive and, in such event, the "agreed period" for the purpose of section 6(2)(c) of the Employment Ordinance shall be seven (7) days.

8.4 The Executive shall have no further claim against the Company for damages or other remedies by reason of termination or otherwise provided that the Company has complied with its obligations as regards notice or payment in lieu of notice under Clause 8.1 or any of the conditions set out in Clause 8.2 is satisfied and no delay or forbearance by the Company in exercising any such right of termination shall constitute a waiver of that right.

8.5 On the termination of the Appointment howsoever arising, the Executive shall:

(A) at any time and from time to time thereafter at the request of the Company resign from office as a director of the Company and of any other member of the Group and all offices held by him in the Company and in the other members of the Group PROVIDED THAT such resignation or resignations shall be given and accepted on the basis that it is or they are without prejudice to any claims which the Executive may have against any member of the Group arising out of this Agreement or of the termination of the Appointment; and

(B) forthwith deliver to the Company all books, documents, papers, materials, credit cards, motor cars and other property of or relating to the Business which may then be in his possession or under his power or control.

8.6 Termination of the Appointment shall be without prejudice to Clauses 6 and 9 (all of which shall remain in full force and effect notwithstanding such termination).

9. RESTRICTIONS ON THE EXECUTIVE

9.1 Unless prior written approval of the Board is obtained, the Executive unconditionally agrees that during the continuance of the Appointment and for a period of twelve (12) months thereafter, he shall not directly or indirectly, whether in any places or countries where the Group conducts business at the time the Appointment is terminated:

(A) either alone or in conjunction with or on behalf of any other person, firm, company or organisation (whether as principal, agent, employee or otherwise), employ or solicit or entice or endeavour to employ or solicit or entice away from the Company or any other member of the Group any director, manager or employee of any such company whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such company;

(B) either alone or in conjunction with or on behalf of any other person, firm, company or organisation (whether as principal, agent, employee or otherwise), in competition with the Company or any other member of the Group, solicit business from any person, firm, company or organisation which at any time during the Appointment has dealt with the Company or any other member of the Group or which on the termination of the Appointment was in the process of negotiating with the Company or any other member of the Group in relation to the Business and with whom or which, during such period, the Executive has had dealings as a result of the Appointment; and

(C) compete or hold any Material Interest in any business which is or shall be directly in competition with the Business.

9.2 The Executive shall not, either during or after the termination of the Appointment, without limit in point of time, except as authorised or required by the duties herein provided:

(A) divulge or communicate to any person except to those officials of the Group whose province it is to know the same; or

(B) use for his own purpose or for any purpose other than that of the Group; or

(C) through any failure to exercise all due care and diligence, cause any unauthorised disclosure of,

any accounts, financial, business or trading information or other secret, confidential or private information,

(i) relating to the dealings, organisation, business, finance, transactions or any other affairs of the Group or its clients or customers; or

(ii) relating to the working of any process or invention which is carried on or used by the Group or which he may discover or make during the Appointment, including anything which by virtue of Clause 6 shall belong exclusively to the Company; or

(iii) in respect of which the Company or any other member of the Group is bound by an obligation of confidence to any third party,

but so that these restrictions shall cease to apply to any information or knowledge which may (otherwise than through the default of the Executive) become available to

the public generally without requiring a significant expenditure of labour, skill or money.

9.3 All notes, memoranda, records, drawings, plans, writings and other documents made by the Executive in relation to the Business of the Group or concerning any of its dealings or affairs or the dealings or affairs of any clients or customers of the Group shall be and remain the property of the relevant member of the Group, and the Executive shall hand the same over to the Company (or to such other company in the group as the case may require) from time to time on demand and in any event upon termination of the Appointment and the Executive shall not retain any copy thereof.

9.4 While the restrictions contained in this Clause (on which the Executive has expressly been requested to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced, the said restriction shall apply with such modifications as may be necessary to render it valid and effective.

10. EXECUTIVE'S DEALINGS IN SHARES

The Executive shall comply with every relevant rule of law, regulation of the Cayman Islands Monetary Authority, the stock exchange on which the Company's shares are listed, and any other applicable regulatory authority and every regulation of the Company and the Company's Memorandum of Continuance and Bye-laws in force in relation to dealings in shares, debentures or other securities of the companies in the Group and in relation to unpublished price-sensitive or inside information affecting the shares, debentures or other securities of any company in the Group, and in relation to overseas dealings the Executive shall also comply with all laws of the place and all regulations of the stock exchange, market or dealing system in which such dealings take place.

11. HOLIDAYS

The Executive shall (in addition to Saturdays, Sundays and normal statutory public holidays) be entitled to fourteen (14) working days paid holiday leave in each year during the continuance of the Appointment which period shall include and be

aggregated with all other paid holidays to which the Executive is entitled by virtue of any other agreement with the Company. Such holidays shall be taken at such times as the Board, in consultation with the Executive, may approve. For the avoidance of doubt, for the purpose of this clause, "working day" shall mean Monday to Friday and shall exclude Saturdays and Sundays and any day of the week that is a statutory public holiday.

12. WAIVER

12.1 Time is of the essence of this Agreement but no failure or delay on the part of either party or exercise of any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy by that party.

12.2 The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

13. PREVIOUS AGREEMENTS

This Agreement shall be in substitution for and supersedes any previous agreements, arrangements or undertakings between the Group and the Executive concerning or relating to the provision of services by the Executive (whether as employee, consultant or otherwise) and any such agreements, arrangements or undertakings are hereby terminated. As from the date hereof, all the respective rights and obligations of the parties hereto shall be entirely and exclusively provided for in this Agreement.

14. NOTICES

14.1 Any notice and other communication to or upon the parties under or pursuant to this Agreement shall be in writing and shall be delivered to the respective addresses of the parties as detailed in this Agreement or as notified in writing to the other party. Such notice or other communication shall be deemed to have been duly given or made:-

(A) in the case of a communication by letter, four (4) days (if by overseas airmail) or forty-eight (48) hours (if inland) after dispatch or, if such letter delivered by hand, on the day of delivery; and

(B) in the case of communication by facsimile, when sender's facsimile system generates a message confirming successful transmission of the whole notice.

15. ASSIGNABILITY

Neither the benefits nor obligations attaching to either party hereunder may be assigned or transferred to any third party. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

16. RELATIONSHIP

None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the parties for any purpose.

17. AMENDMENT

This Agreement may not be amended, supplemented or modified except by a written agreement or instrument signed by or on behalf of the parties hereto.

18. SEVERABILITY

Any provision of this Agreement which is prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

19. LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of Cayman Islandsand the parties hereby submit to the non-exclusive jurisdiction of the courts of Cayman Islands.

IN WITNESS whereof this Agreement has been duly executed the day and year first above written.

SIGNED by	)
for and on behalf of	)
Coolbit Technologies Limited	)

SIGNED, SEALED and DELIVERED	)
by **SZE WAH SAM CHEUNG**	)
	)

IN WITNESS whereof this Agreement has been duly executed the day and year first above written.

SIGNED by)
for and on behalf of)
Coolbit Technologies Limited)

SIGNED, SEALED and DELIVERED)
by **SZE WAH SAM CHEUNG**)
)